UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.     )
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Vocus, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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April 18, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Vocus, Inc. to be held at 10:00 AM EST, on Thursday, May 22, 2008, at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland.

At the annual meeting, you will be asked to elect three directors for a three-year term and to ratify the selection of our independent registered public accounting firm for 2008. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated directors and the ratification of our independent registered public accounting firm.

Whether or not you plan to attend the annual meeting, we urge you to use our Internet voting system or to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the Annual Meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting through our Internet voting system or by written proxy will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support of Vocus and look forward to seeing you at the annual meeting.

Very truly yours,

Richard Rudman
Chief Executive Officer, President and Chairman

VOCUS, INC.
4296 Forbes Boulevard
Lanham, Maryland 20706

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2008

The Annual Meeting of Stockholders of Vocus, Inc., a Delaware corporation, will be held at 10:00 AM EST, on Thursday, May 22, 2008, at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland, for the following purposes:

1. To elect three directors to serve for a three-year term expiring at the 2011 Annual Meeting or until their successors are duly elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on March 28, 2008 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to use our Internet voting system or to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously used our Internet voting system or returned a proxy.

Sincerely,

Stephen Vintz
Chief Financial Officer, Treasurer and Secretary

Lanham, Maryland
April 18, 2008

VOCUS, INC.
4296 Forbes Boulevard
Lanham, Maryland 20706

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Vocus, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Thursday, May 22, 2008 at 10:00 AM EST, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland.

These proxy solicitation materials were first mailed on or about April 22, 2008 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on March 28, 2008, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 18,388,414 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of our outstanding common stock constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of affirmative votes properly cast in person or by proxy will be required to elect directors and a majority of affirmative votes properly cast in person or by proxy will be required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2008.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast as proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

A person may vote in one of the following two ways whether or not they plan to attend the Annual Meeting: (1) by completing a proxy on our Internet voting system at the address listed on the proxy card, or (2) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, he or she may vote in person even if such individual had previously returned a proxy card or voted on the Internet using our Internet voting system.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, and (2) “for” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2008.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2009 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or Exchange Act, by the Securities and Exchange Commission, or SEC, must be received at our principal executive offices not later than December 23, 2008, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our bylaws, stockholders who wish to submit a proposal at the 2009 annual meeting, other than one that will be included in our proxy statement, must notify us between January 24, 2009 and February 23, 2009, unless the date of the 2009 annual meeting of the stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2008 annual meeting. If a stockholder who wishes to present a proposal fails to notify us by February 23, 2009 and such proposal is brought before the 2009 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2009 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Vocus, Inc., 4296 Forbes Boulevard, Lanham, Maryland 20706, Attention: Corporate Secretary.

Annual Report and Other Matters

Our Annual Report on Form 10-K for the year ended December 31, 2007, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our executive offices set forth in this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at seven, and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. There is currently one vacancy on the Board of Directors as a result of the resignation of Michael Bronfein from the Board in October 2007. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Kevin Burns, Ronald Kaiser and Richard Rudman are in the class of directors whose term expires at the 2008 annual meeting, and Messrs. Burns, Kaiser and Rudman have been nominated by our Board of Directors for re-election for three-year terms expiring in 2011. Gary Golding and Richard Moore are in the class of directors whose term will expire in 2009. Robert Lentz is in the class of directors whose term will expire in 2010.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Burns, Kaiser and Rudman currently are directors of our Company. In the event that one of the nominees is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “for” the nominees named herein.

Nominees for Director Standing for Election

Kevin Burns, 58, has been a member of our Board of Directors since October 2000 and was named our lead director in January 2008. Mr. Burns has been a managing principal of Lazard Technology Partners, a venture capital firm, since March 1998. Mr. Burns founded Intersolv, Inc. (formerly Sage Software), a software company, in 1982 and served as its President and Chief Executive Officer until 1997. Mr. Burns also serves on the board of directors of several privately held companies. Mr. Burns holds a B.S. degree in finance from Ohio State University and an M.B.A. in finance from the University of Colorado.

Ronald Kaiser, 54, has been a member of our Board of Directors since January 2005. Mr. Kaiser has been an independent consultant since January 2008. From January 2007 to December 2007, Mr. Kaiser served as the Chief Financial Officer for Sucampo Pharmaceuticals, Inc., a pharmaceutical research and development company. From March 2005 through December 2006, Mr. Kaiser served as Chief Financial officer of PharmAthene, Inc., a bio-defense company. From February 2003 to March 2005, Mr. Kaiser served as Chief Financial Officer, Treasurer and Secretary of Air Cargo, Inc., a freight logistics and bill processing provider. In December 2004, Air Cargo filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court. From June 2002 to January 2003, Mr. Kaiser was self-employed. From May 1998 to June 2002, Mr. Kaiser served as Chief Financial Officer, Treasurer and Secretary of OTG Software, Inc., a storage software development, manufacturing, sales and distribution company. Mr. Kaiser has also served as a member of the board of directors of OPNET Technologies, Inc., a public company, since October 2003 and as a managing director of the Chesapeake Innovation Center, a Maryland incubator, since September 2003. Mr. Kaiser holds B.A. degrees in accounting and in multidisciplinary-prelaw from Michigan State University.

Richard Rudman, 47, co-founded Vocus and has served as our Chief Executive Officer, President and Chairman since 1992. From 1986 through 1992, Mr. Rudman served as a senior executive at Dataway Corporation, a software development company. From 1984 through 1986, Mr. Rudman served as an accountant and systems analyst at Barlow Corporation, a privately held real estate development and management company. From 1979 through 1983, Mr. Rudman served in the United States Air Force. Mr. Rudman also serves on the board of directors of Innovectra Corporation, a privately held technology company, and on the board of advisors of Avectra, a privately held technology company. Mr. Rudman holds a B.S. degree in accounting from the University of Maryland and is a Certified Public Accountant.

Continuing Directors with Terms Expiring in 2009

Gary Golding, 51, has been a member of our Board of Directors since January 2000. Mr. Golding has been a general partner with Edison Venture Fund, a venture capital fund, since November 1997. Mr. Golding also serves on the boards of directors of several privately held companies. Mr. Golding holds a B.A. degree in management from Boston College and a Masters degree in Urban and Regional Planning from the University of Pittsburgh.

Richard Moore, 59, has been a member of our Board of Directors since January 2000. Mr. Moore has been an independent consultant since February 2006. From November 2003 to November 2005, Mr. Moore served as Vice President, Marketing and Vice President, Worldwide Sales for BNX Systems, Inc., a software provider. From March 1999 to November 2003, Mr. Moore was Chief Marketing Officer, Office of the President of Cyveillance, Inc., a software service provider for online risk monitoring and management. Mr. Moore also serves on the board of Inserso Corporation, a private application development services company, and the board of advisors for Noxilizer, Inc., a private biotech firm. Mr. Moore holds a B.A. degree in communications from the University of Maryland.

Continuing Director with Term Expiring in 2010

Robert Lentz, 47, co-founded Vocus and served as our Chief Technology Officer from 1992 until February 2008. Mr. Lentz has been a member of our Board of Directors since 1992. Prior to joining Vocus, Mr. Lentz served as President of Dataway Corporation, a software development company. Mr. Lentz also serves on the board of directors of Savo, a privately held technology company.

Information Relating to Corporate Governance and the Board of Directors

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Messrs. Burns, Golding, Kaiser and Moore are independent directors, as “independence” is defined in the Nasdaq Marketplace Rules, because they have no relationship with us that would interfere with their exercise of independent judgment. In making such determination with respect to Mr. Golding, the Board considered that the venture fund with which Mr. Golding is affiliated is a party to a subscription agreement with the Company pursuant to which it uses the Company’s on-demand software.

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established two standing committees: an Audit Committee and a Compensation Committee. The Board of Directors has no standing nominating committee. It is the Board of Directors’ view, given its relatively small size and majority of independent directors, that it is sufficient to select or recommend director nominees itself. Each director has the opportunity to suggest any nominee and such suggestions are comprehensively reviewed by the independent directors. Director nominees are recommended for selection by the Board of Directors by a majority of the independent directors. The Board of Directors does not have a charter for the Company’s nominating process. However, the qualities and skills sought in prospective members of the Board of Directors generally require that director candidates be qualified individuals who, if added to the Board of Directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. In accordance with the Corporate Governance Guidelines adopted by the Board of Directors, criteria for selection of candidates include, but are not limited to: (i) diversity, age, background, skills and experience deemed appropriate by the independent directors in their discretion, (ii) possession of personal qualities, characteristics and accomplishments deemed appropriate by the independent directors in their discretion, (iii) knowledge and contacts in the communities and industries in which the Company conducts business, (iv) ability and willingness to devote sufficient time to serve on the Board of Directors and its committees, (v) knowledge and expertise in various activities deemed appropriate by the independent directors in their discretion, and (vi) fit of the individual’s skills, experience and personality with those of other directors in maintaining an effective, collegial and responsive Board of Directors. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

The Board of Directors does not have a specific policy for consideration of nominees recommended by security holders due in part to the relatively small size of the Board of Directors and the lack of turnover in Board membership to date. However, security holders can recommend a prospective nominee for the Board of Directors by writing to our corporate secretary at the Company’s corporate headquarters and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. There have been no recommended nominees from security holders for election at the Annual Meeting. The Company pays no fees to third parties for evaluating or identifying potential nominees.

Our Board of Directors has adopted charters for the Audit and Compensation Committees describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct and a Whistleblower Policy. We post on our website, at www.vocus.com, the charters of our Audit and Compensation Committees and our Corporate Governance Guidelines, Code of Conduct and Whistleblower Policy. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. We intend to disclose any amendments to or waivers of a provision of our Code of Conduct made with respect to our directors or executive officers on our website.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Vocus, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters will be sent to the indicated directors.

In January 2008, the Board of Directors elected Mr. Burns as the lead director.

The Audit Committee

The purpose of the Audit Committee is (i) to oversee the accounting and financial and reporting processes of our Company and the audits of the financial statements of our Company, (ii) to provide assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our Company’s internal audit function, if any, and independent registered public accounting firm, and (iii) to prepare the report required by the rules promulgated by the SEC. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our Company’s accounting and financial reporting processes and audits of the financial statements of our Company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of the financial statements of our Company; reviews the proposed scope of such audit; reviews accounting and financial controls of our Company with the independent registered public accounting firm and our accounting staff; and, unless otherwise delegated by our Board of Directors to another committee, reviews and approves transactions between us and our directors, officers and their affiliates.

In 2007, the Audit Committee consisted of Messrs. Kaiser, Golding and Moore. The Board of Directors has determined that each of the members of the Audit Committee is independent under the Nasdaq Marketplace Rules and under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that all members of the Audit Committee meet the requirements for financial literacy and that Mr. Kaiser qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Kaiser serves as the Chairman of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes recommending to our Board of Directors for determination the compensation of the members of the Board of Directors; determining, or recommending to the Board of Directors for determination, the compensation of our Chief Executive Officer and all other executive officers of the Company; and discharging the responsibilities of our Board of Directors relating to our Company’s compensation programs and compensation of our Company’s executives. In 2007, the Compensation Committee consisted of Messrs. Bronfein, Burns, Golding and Kaiser. Mr. Bronfein resigned from the Board in October 2007.

Board and Committee Meetings

Our Board of Directors held a total of six meetings during the fiscal year ended December 31, 2007. During the fiscal year ended December 31, 2007, the Audit Committee held a total of nine meetings, and the Compensation Committee held a total of three meetings. During 2007, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders. Six of our directors attended our 2007 annual meeting of stockholders.

Director Compensation and Other Information

In 2007, we paid each non-employee director an annual retainer of $15,000, and a fee per meeting attended of $1,200 for each board meeting of four hours or more attended in person, and $600 for each board meeting of less than four hours attended in person and each board meeting in which the director participated telephonically. We sometimes also pay a similar fee for attending committee meetings, depending on factors such as the length and significance of the meetings. In 2007, the chairperson of the Audit Committee received an additional annual retainer of $12,000, and the chairperson of each other standing committee received an additional annual retainer of $4,000. In 2008, non-employee directors will receive an annual retainer of $40,000 and the chairperson of the audit committee and the lead director/chairperson of the compensation committee will receive an additional retainer of $10,000. No additional fees will be paid for attending meetings.

In 2007, all retainers and meeting fees were paid in stock or cash, at each director’s election. In addition, beginning in 2007, each non-employee director receives an annual option grant, or an equivalent equity award, with the amount and vesting of these awards determined by the Compensation Committee and/or the Board each year. In January 2007 each non-employee director received an equity award with an estimated value of approximately $77,000 on the grant date. These equity grants vest monthly over a one-year period.

We reimburse our directors for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors. Employees who also serve as directors receive no additional compensation for their services as a director.

The following table details the compensation earned by our non-employee directors in 2007:

	Fees Earned or		Option
Name	Paid in Cash	Stock Awards(2)	Awards(3)	Total

Michael Bronfein(1)	$—	$23,126	$215,818	$238,944
Kevin Burns	$—	$29,651	$104,184	$133,835
Gary Golding	$—	$29,901	$104,184	$134,085
Ronald Kaiser	$10,800	$33,318	$71,204	$115,322
Richard Moore	$28,200	—	$87,692	$115,892

(1)	Mr. Bronfein resigned from the Board of Directors effective October 31, 2007.

(2)	On February 12, 2007, April 12, 2007, July 12, 2007, October 3, 2007 and January 8, 2008, each of Messrs. Bronfein, Burns, and Golding was granted shares of our common stock. On February 12, 2007 Mr. Kaiser was granted shares of our common stock. As of December 31, 2007, none of the directors listed in the table above have any unvested stock awards.

(3)	Amounts reported represent the compensation cost recognized by Vocus for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 2 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, without giving effect to estimated forfeitures. The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2007 was as follows: 18,675 shares for Mr. Bronfein; 7,334 shares for Mr. Burns; 28,000 shares for Mr. Golding; 48,000 shares for Mr. Kaiser; and 17,999 shares for Mr. Moore.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the consolidated financial statements of our Company for the fiscal year ended December 31, 2007. Our Audit Committee has appointed Ernst & Young LLP to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2008. Our organizational documents do not require that our stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. We are submitting the appointment of Ernst & Young LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain Ernst & Young LLP. We anticipate that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

The aggregate fees billed to our Company by Ernst & Young LLP for the fiscal years ended December 31, 2006 and 2007 are as follows:

	2007	2006

Audit Fees(1)	$910,800	$683,900
Audit-Related Fees(2)	$2,400	$2,475
Tax Fees(3)	$108,230	$96,020

Total	$1,021,430	$782,395

(1)	Audit Fees consist of fees incurred for the audits of our annual consolidated financial statements and internal controls over financial reporting, for the review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q for the first three quarters of each fiscal year and for fees incurred related to other SEC filings.

(2)	Audit-Related Fees consist of fees incurred for accounting research services.

(3)	Tax Fees consist of fees incurred for tax compliance, planning and advisory services.

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax and other services permitted by law or applicable SEC regulations (including fee ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the calendar year in which the pre-approval is given. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by Ernst & Young LLP described above under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting processes, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal control procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited balance sheets at December 31, 2006 and 2007 and the statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007, and has discussed them with management. The Audit Committee also reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the results of their audit. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect. This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, significant estimates and judgments, and the disclosures in the Company’s financial statements, including the disclosures related to critical accounting policies used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with Ernst & Young their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees), as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Ernst & Young with that firm’s independence. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Audit Committee also approved the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Respectfully submitted by the Audit Committee,

Ronald Kaiser, Chair
Gary Golding
Richard Moore

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Compensation Committee of the Board of Directors has overall responsibility for determining the compensation of our Chief Executive Officer, or CEO, and other executive officers. Each member of the Committee is appointed by the Board and has been determined by the Board to be an independent director under applicable NASDAQ marketplace rules.

Our executive compensation program is intended to:

•	Attract, retain, motivate and reward highly qualified executive officers who create value for our stockholders;

•	Reinforce our performance oriented, results-based culture that rewards individual, team and corporate success; and

•	Reflect the financial resources available to us based on our board approved annual business plan and our strategic objective to increase stockholder value.

Our program is designed to link executive pay levels with individual performance, our financial performance and stockholder returns.

Key elements of our executive compensation program include:

•	Annual base salaries that are competitive relative to other public technology companies in our peer group;

•	Quarterly variable incentive bonuses that are based on financial performance; and

•	Long-term incentive compensation that is delivered through a combination of stock option and restricted stock awards.

We believe that our executive compensation program makes a significant contribution to our success, mirrors our culture, promotes employee commitment to our company, and adheres to high standards of corporate governance.

Governance of Executive Compensation

The Compensation Committee of the Board of Directors plays the lead role in the governance of executive compensation at Vocus. In 2007, the Committee consisted of the following directors — Kevin Burns (Chair), Gary Golding, Ronald Kaiser and, until his resignation from the Board in October, 2007, Michael Bronfein. All Committee members have extensive management and Board experience, including experience dealing with executive compensation issues.

The Compensation Committee operates under a charter adopted by the Board of Directors in 2005. The charter is posted in the “Investor Relations /Corporate Governance” section of our website at www.vocus.com. As outlined in the charter, the Committee is primarily responsible for establishing and reviewing the overall compensation philosophy of the company, reviewing and approving the corporate goals and objectives relevant to the compensation for the CEO and other executive officers, evaluating performance of the CEO and other executive officers in light of those goals and approving or recommending to the Board for approval the compensation of the CEO and other executive officers. The Committee is also responsible for approving new or revised compensation and benefit plans (or in some cases recommending them for Board approval).

At the beginning of each year, the Compensation Committee reviews the preceding year’s performance of the company and of each individual executive officer, as well as each executive officer’s compensation. At that time, the Committee determines each executive officer’s compensation for the new year. As part of the Committee’s review, the CEO delivers a report on the performance of the company and of each executive officer, including a self-assessment of his own performance. The CEO also proposes compensation packages for the executive officers based on the competitive benchmarking analysis provided by an independent compensation consultant, which the

Committee considers in making its decisions. The Committee makes regular reports to the full Board of Directors on the Committee’s activities, and the Committee prepares an annual report on executive compensation for inclusion in our proxy statement.

The Compensation Committee has the sole authority to select, retain and/or replace any compensation or other outside consultant for assistance in the evaluation of director, CEO or other executive officers’ compensation, including the sole authority to approve the consultant’s fees and other retention terms. In 2005, the Compensation Committee selected PricewaterhouseCoopers LLP, or PwC, as its compensation consultant in connection with our initial public offering. This relationship was renewed in December 2006 and again in December 2007. The Committee considers PwC to be independent and selected PwC because of its experience in compensation consulting, and its knowledge of compensation practices in the technology industry and among newly public companies. PwC does not serve as the Company’s independent registered public accounting firm. Services provided by the consultant have included evaluating our existing executive officer and director compensation based on market comparables, analyzing compensation design alternatives and advising us on the new proxy statement disclosure rules. The consultant did not provide specific recommendations on compensation decisions regarding the CEO or other executive officers.

The Committee met three times in 2007 and acted once by unanimous consent. All three meetings were regularly scheduled to coincide with Board meetings. The Chairman of the Compensation Committee prepared each meeting’s agenda, which was distributed to Committee members in advance of the meeting (along with support materials). All of the Committee members attended all of the meetings in 2007. From time to time, the Committee asked the CEO and the Chief Financial Officer, or CFO, to attend portions of the meetings. A representative of PwC also attends Compensation Committee meetings by invitation (including executive sessions as requested) and is available to answer Committee members’ questions. A representative of PwC also meets periodically with the Committee Chair.

The Committee took the following actions during 2007:

•	Approved 2007 performance objectives, base salaries, quarterly incentive targets and grants of stock options for the CEO and other executive officers;

•	Approved grants of stock options to employees;

•	Approved the Compensation Committee Report for inclusion in the 2007 Proxy Statement; and

•	Retained PwC as compensation consultant to the Committee.

Because new elements of compensation were introduced for 2008, the Committee decided to recommend for approval by the Board the executive and director compensation rather than approve the compensation itself. The Committee took the following actions in January 2008:

•	Recommended for approval by the Board the 2008 performance objectives, base salaries, quarterly incentive targets and restricted stock awards for the CEO and other executive officers;

•	Recommended for approval by the Board an additional restricted stock grant to the CEO and other executive officers to encourage continued performance in 2008 and to recognize Vocus’ sustained financial performance;

•	Recommended for approval by the Board a revised compensation program for outside directors; and

•	Approved a grant of stock options to an employee.

Also during 2007, the full Board increased the number of stock options per annum that our CEO and CFO have the authority to grant to non-executive employees in accordance with a stock option grant policy and guidelines approved by the Board from 125,000 to 175,000. In January 2008, the full Board modified this authority by specifying that up to 87,500 of the 175,000 may be granted as restricted stock awards rather than stock options.

Objectives of the Vocus Executive Compensation Programs

We believe strongly in pay-for-performance and measurement of quantifiable results. While compensation for the CEO and other executive officers should reflect the marketplace for similar positions, a significant portion of their compensation is earned based on our financial performance and the financial performance of each executive’s area of responsibility. Quantifiable performance objectives are established in advance and approved by the Compensation Committee, or recommended by the Compensation Committee for approval by the full Board, early in the year. We also provide significant incentives for exceeding these performance objectives. Our emphasis on measurable performance objectives emanates from our belief that sustained strong financial performance is an effective means of enhancing long-term stockholder return.

The Compensation Committee considers competitive benchmarking data in the establishment of base salaries, incentive targets, equity awards and total compensation levels. As reported in our 2007 Proxy Statement, in January 2007 the Committee obtained an updated benchmarking study from PwC, on which it relied in making 2007 compensation decisions. The study compared Vocus’ executive compensation levels, mix of compensation elements and plan designs to 14 comparable public technology companies that primarily provide web-based software and services — aQuantive Inc., Blackboard Inc., Centra Software Inc., Concur Technologies Inc., Kana Software Inc., NetIQ Corporation, Raindance Communications Inc., Rightnow Technologies Inc., salesforce.com Inc., Stellent Inc., Ultimate Software Group Inc., Vitria Technology Inc., Websense Inc. and Websidestory Inc. The Committee concluded the following based on the results of the 2007 benchmarking study:

•	Base salaries were generally consistent with the competitive 50th percentile and none were above the competitive 75th percentile.

•	Annual incentive awards for most executive positions were higher than the group averages of the comparable companies, resulting in total cash compensation targets (annual base salary plus quarterly variable incentive bonuses) that were in the competitive 75th percentile. The Committee considered total cash targets in the 75th percentile to be appropriate.

•	Equity award levels were consistent with competitive ranges.

•	Employment agreements and change-in-control provisions were consistent with the typical practice among the market comparables.

In December 2007 the Committee commissioned a new benchmarking study by PwC. In its instructions, the Committee encouraged the consultant to take a fresh look at the peer group, due to Vocus’ significant growth and financial performance since the establishment of the peer group in 2005, the fact that several peers had been acquired or were no longer public companies, and the broadening in the Company’s executive labor market from on-demand software companies to more general business software companies. The revised peer group replaced six peers that had either been acquired or had gone private (aQuantive, Centra Software Inc., NetIQ, Raindance Communications, Stellent Inc., and Vitria Technology Inc.) with six new peer companies (Ariba, Internap Network Services Corporation, Kenexa, Keynote Systems, Unica, and Vignette Corp.). The revised peer group consists of companies that provide business applications software, frequently through an on-line, on-demand, or subscription service. While not necessarily direct competitors of Vocus, these companies are in similar businesses and may have similar business models. While Vocus’ size, in terms of revenues and market capitalization, is at the low end of the peer group, the Company’s historical growth and aggressive growth strategy make these companies similar to Vocus’ size expectations in the next few years and thus appropriate peers for compensation benchmarking purposes.

The Committee concluded the following based on the results of the December 2007 benchmarking study:

•	Base salaries are generally consistent with the competitive 50th percentile, with none higher than the 75th percentile.

•	Annual incentive targets are generally higher than the competitive 50th percentile — consistent with the ambitious performance targets in Vocus’ annual incentive program — resulting in total cash opportunity (base salary plus target annual incentive) closer to the competitive 75th percentile for most executive positions.

•	Total direct compensation targets (base salary plus target annual incentive plus fair value of equity incentive awards) generally approach the competitive 75th percentile — again consistent with the Company’s ambitious performance targets.

Elements of Vocus’ Executive Compensation Program

Our executive compensation program consists of five basic elements — base salary; quarterly variable incentive bonuses; long-term incentive compensation that is currently delivered through a combination of stock options and restricted stock; employee benefits and executive perquisites; and income protection features such as employment agreements and change-in-control provisions. The remainder of this section provides details on each of these elements of our executive compensation program.

Base Salary

The base salary for each of our executive officers is initially established through negotiation at the time of hire, based on such factors as the officer’s qualifications, experience, prior salary and competitive salary information. Any increases thereafter are determined by an assessment of the officer’s sustained performance as well as competitive salary information.

The Compensation Committee established 2007 base salaries for Vocus’ executive officers in January 2007, based on PwC’s benchmarking study and the Committee’s assessment of each officer’s sustained performance. In determining base salaries for executive officers other than the CEO, the Committee requested and received information from the CEO on the executive officer’s performance and contributions. In January 2007, the Committee approved raises between zero percent and 17% of base salary for our executive officers, with the higher amounts being given to equitably adjust certain executive’s base salaries closer to the market median. The Committee established the 2007 base salaries for Messrs. Rudman, Vintz, Lentz, Wagner and Weissberg at $350,000, $250,000, $200,000, $225,000 and $200,000, respectively. The 2007 base salary changes for our executive officers reflected the annual review based on performance, compensation of market comparables and promotional increases.

In January 2008, the Committee recommended for approval by the full Board of Directors raises between zero percent and 20% of base salary for our executive officers. The Board established the 2008 base salaries for Messrs. Rudman, Vintz, Wagner and Weissberg at $400,000, $300,000, $225,000, and $240,000, respectively. The 2008 base salary changes for our executive officers reflect the annual review based on performance, compensation of market comparables and promotional increases. In many cases (including the CEO and CFO) the percentage increases in base salary were above typical industry practice, in recognition of their significant contributions to the company’s sustained high growth and strong financial performance over the last several years.

Quarterly Variable Incentive Bonuses

Quarterly variable incentive bonuses are paid in cash and are intended to reward executive officers for short-term performance. Early in 2007, the CEO proposed specific financial objectives and targets for each executive officer, which were then approved by the Compensation Committee and the Board. The objectives and targets were derived directly from our business plan for 2007, as approved by the Board of Directors, and were considered by the Board to be achievable but challenging, since they reflected higher rates of growth, profitability and cash flow than many other business application software companies have achieved over the past few years. The objectives included the following:

•	Topline, which consists of total company sales plus revenue. Total company sales include amounts invoiced to customers under our subscription and related agreements;

•	Pro forma operating income, which consists of income from operations less stock-based compensation under SFAS No. 123R and amortization of acquired intangible assets; and

•	Free cash flow, which consists of cash provided by operating activities less cash paid for purchases of property and equipment, net of proceeds from disposals and capitalized software development costs plus excess tax benefits from stock-based compensation.

The Committee also approved additional sales objectives for executives with those primary responsibilities.

The Committee has set a minimum threshold for each specific financial objective. At least 92% of each objective must be obtained in order to earn any payout under that objective. If the target is achieved for an objective, the executive will receive 100% of the eligible bonus for that specific objective. Generally, the bonus payout is adjusted by 5%, 10%, 15% and 20% for performance that results in each incremental 2% variance to the target. For example, an executive officer would earn an 85% payout if 96% of the performance target were achieved, and would earn a 115% payout if 104% of the target were achieved. For performance that exceeds 108% of the target, the bonus payout may be increased at the discretion of the Committee. There is currently no provision for repaying quarterly variable incentive bonuses upon a financial restatement, should one occur.

Quarterly variable incentive bonuses that were earned during 2007 were calculated and paid shortly after the end of each quarter. Total amounts earned during 2007 (including the fourth-quarter variable incentive bonus that was paid in early 2008) are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Because of our strong financial performance during the year versus the pre-established targets, 2007 quarterly variable incentive bonuses for the CEO and most other executive officers exceeded target as follows:

		Salary as %	Incentive as %		2007 Incentive
		of Cash	of Cash	Total Cash	as	2007 Total
Name	Position	Comp Target	Comp Target	Target	% of Target	Cash

Richard Rudman	CEO, President and Chairman	47%	53%	$750,000	128%	$862,500
Stephen Vintz	CFO, Treasurer and Secretary	56%	44%	$450,000	128%	$506,250
Robert Lentz	Chief Technology Officer	62%	38%	$325,000	128%	$360,156
William Wagner	Chief Marketing Officer	64%	36%	$350,000	107%	$359,180
Norman Weissberg	Senior Vice President, North American Sales	50%	50%	$400,000	110%	$419,063

In January 2008, as part of the salary review process, the Board, based on the recommendation of the Compensation Committee, established the annual incentive targets for Messrs. Rudman, Vintz, Wagner and Weissberg at $400,000, $200,000, $150,000 and $240,000, respectively. As a result, 2008 total cash compensation targets for these executives are within the 75th percentile competitive range, consistent with the Committee’s objective to provide 75th percentile compensation in return for high levels of performance relative to peer companies.

Long-Term Incentive Compensation

We typically grant stock options to executive officers and other employees at the time of hire to motivate employees to build long-term stockholder value and as a retention tool to incentivize employees to remain employed with us. In 2007, our long-term incentive compensation consisted solely of stock option awards. Because these options are not transferable, they have no value unless the price of the stock increases after a grant of options is made.

Details on stock options granted during 2007 to our CEO and other named executive officers may be found in the table entitled “Grants of Plan-Based Awards.” Details on all option awards exercised in 2007 by our CEO and other named executive officers may be found in the table entitled “Option Exercises and Stock Vested.” Details on all outstanding option awards of our CEO and other named executive officers as of the end of 2007 may be found in the table entitled “Outstanding Equity Awards at Fiscal Year End.”

Four executive officers received option awards in 2007. As disclosed and explained in our 2007 Proxy Statement, on January 31, 2007, Messrs. Rudman, Vintz, Lentz and Weissberg received awards to purchase 215,000, 156,000, 53,000 and 113,000 shares of our common stock respectively. Consistent with our governance standards, these awards were approved by the Compensation Committee and granted on the date of approval, with an exercise price equal to the grant-date closing price of our Company’s stock and vest annually over four years.

In 2008 we began granting restricted stock to our executive officers and other employees to balance the focus on long-term value creation with the cost of dilution associated with equity awards. We view our use of restricted stock, particularly at the executive level, as experimental and will monitor whether it is an effective part of an overall compensation package for our employees. Grants of stock options during 2007 and restricted stock in January 2008 were awarded under our 2005 Stock Award Plan.

In January 2008, the Board awarded restricted stock to the CEO and other named executive officers. Mr. Rudman received an award of 180,000 shares, Mr. Vintz received an award of 40,000 shares, Mr. Wagner received an award of 30,000 shares, and Mr. Weissberg received an award of 40,000 shares. In determining the number of restricted shares to award, the Committee focused on achieving targeted levels of stockholdings (options and restricted stock as a percentage of diluted shares outstanding) based on peer-company practices, and valuing the restricted stock shares as equivalent to two options which is roughly equivalent to the FAS No. 123R value of stock option grants that the company records in its financial statements. These restricted stock grants were approved by the Board, awarded on the date of approval and vest annually over four years.

At its January 2008 meeting the Committee discussed and recommended and the Board approved an additional award of restricted stock to the Company’s executives to encourage continued performance and to recognize Vocus’ sustained financial performance, including 9,861 restricted shares for Mr. Rudman, 4,931 restricted shares for Mr. Vintz, 3,081 restricted shares for Mr. Lentz, 2,582 restricted shares for Mr. Wagner, and 4,215 restricted shares for Mr. Weissberg The value of the additional restricted stock award was set at 50% of the executive’s 2007 bonus, with the number of shares calculated using a per-share value of $25.99, which represented the average of the 2006 and 2007 end-of-year stock prices. These restricted stock grants were approved by the Board, awarded on the date of approval and 20% of the award vests upon grant with the remaining 80% vesting on the first anniversary of the grant date.

Employee Benefits and Executive Perquisites

As disclosed in the “All Other Compensation” column of the Summary Compensation Table, we provide our CEO and other executive officers with a limited number of special benefits and perquisites. We pay for healthcare premiums for Messrs. Rudman, Vintz, Lentz and Weissberg, and we provide the CEO and other executive officers with a gross-up for taxes. Mr. Rudman is also eligible for reimbursement of legal and other professional fees, up to a maximum of $25,000 per year. We believe that these benefits and perquisites are not unusual in our industry. In addition, the CEO and other executive officers participate in the same employee benefit plans as all other employees. The employee benefit programs, which are reviewed periodically by the Compensation Committee, include a 401(k) retirement program to which we make contributions and various health and welfare benefit programs. We believe that these programs are also generally consistent with technology industry practice for companies of our size and financial position.

Income Protection Programs

Consistent with peer-group practice (as determined in PwC’s 2005 research and updated in its 2007 research), we have entered into employment agreements with all of our executive officers. The purpose of these employment agreements is to enhance our executive recruiting and retention efforts by following industry practices, and to provide our executives with reasonable levels of income protection while being responsible in the potential use of shareholder assets. PwC’s 2007 research indicated that the severance-related benefits provided to our executive officers are generally consistent with peer-group practices.

Pursuant to the terms of their existing employment agreements as of the end of 2006, all unvested option and restricted stock awards for Messrs. Rudman, Vintz, Lentz and Wagner would vest immediately upon a change-in-control of Vocus. PwC’s peer-group research indicated that vesting acceleration of equity awards is consistent with peer-group practices. On January 31, 2007, the Compensation Committee approved revisions to new stock option agreements and employment agreements, specifying that all options would vest immediately if an executive officer is terminated or resigns for good reason within twelve months of a change in control, or if the executive officer resigns for any reason during the seventh month after the month in which a change in control occurs. Such terms would apply to awards made on or after January 31, 2007 only, and are subject to each executive officer’s agreement to amend his employment agreement to modify the existing change-in-control provisions. The Committee took this action because it wanted our stock option program to be competitive relative to the peer group, while maintaining high standards of stockholder protection by requiring a “double trigger.” The Committee approved the “seventh-month” provision because it believes that it will enhance the value stockholders would receive in a change-in-control transaction by ensuring senior management’s continued employment with the acquiring or successor company during the post-transaction transition period.

Our employment agreements with each of the executive officers also include a 12-month window, beginning six months after a change-in-control, during which the applicable executive officer would be able to resign for any reason and receive severance payments. In addition, these employment agreements provide for a company-paid gross-up for any excise taxes that he might owe following the receipt of payments related to a change-in-control. We continue to believe that the gross-up policy serves stockholders’ interests because it encourages the CEO and other executive officers to support transactions that are in the best interests of stockholders.

In February 2008, Mr. Weissberg signed a new employment agreement that conformed his agreement to those of other executive officers.

Stock Ownership Guidelines

We do not currently have stock ownership guidelines for our CEO and other executive officers, although the Compensation Committee may consider doing so in the future. PwC’s 2005 and 2007 research did not indicate that such programs are prevalent practice among our peer group. Also, the Committee recognizes that the CEO and other named executive officers hold a significant number of shares and/or stock options and thus are strongly aligned with shareholder interests.

Impact of Regulatory Requirements

The Compensation Committee considers regulatory requirements and their impact when making executive compensation decisions concerning the CEO and other executive officers. Regulatory requirements that influence the Committee’s decisions include:

•	Internal Revenue Code Section 162(m): Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation not deemed to be performance-based over $1,000,000 paid for any fiscal year to the CEO and other executive officers. We intend to attempt to qualify executive compensation for deductibility under applicable tax laws to the fullest extent practicable. We believe that both our quarterly variable incentive bonuses and our stock option awards qualify for the performance-based exception. The Compensation Committee will not, however, necessarily seek to limit executive compensation to the amount deductible under Section 162(m). As an example, the restricted stock awards made in 2008 are unlikely to qualify for the performance-based exception. However, we anticipate that most of these awards may be deductible because non-performance-based compensation (as defined in 162(m)) in most cases will not exceed the $1,000,000 cap.

•	Internal Revenue Code Section 409A: We believe that employees will not be subject to any tax penalties under 409A as a result of participating in any of our compensation programs or agreements.

•	SFAS No. 123R: We adopted SFAS No. 123R effective for the 2006 fiscal year. In determining option awards for 2007, the Committee generally considered the potential expense of those programs under SFAS No. 123R and the impact on earnings per share. The Committee concluded that the award levels were in the best interests of stockholders given competitive compensation practices in the technology industry and among our peer companies, the awards’ potential expense, the company’s performance, and the impact of the awards on employee motivation and retention.

Conclusions

We believe that our executive compensation programs strongly support our philosophy of pay-for-performance. We further believe that compensation levels and programs for the CEO and other executive officers are consistent with competitive practices in our industry and thus advance our recruiting and retention objectives. We will continue to review our programs on a regular basis and expect to update them from time to time, based on changes in competitive practices, regulatory requirements and our needs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

Respectfully submitted by the Compensation Committee,

Kevin Burns, Chair
Gary Golding
Ronald Kaiser

SUMMARY COMPENSATION TABLE

The following table sets forth 2007 and 2006 compensation information for: (i) the Chief Executive Officer; (ii) the Chief Financial Officer; and (iii) three other executive officers of Vocus, who, based on their total compensation, were the most highly compensated in 2007. We refer to these individuals collectively as the named executive officers.

					Non-Equity
				Option	Incentive Plan	All Other
Name and Position	Year	Salary	Bonus	Awards(1)	Compensation	Compensation		Total

Richard Rudman,	2007	$350,000	$—	$1,312,917	$512,500	$49,569	(2)	$2,224,986
Chief Executive Officer,	2006	$300,000	$—	$799,734	$220,250	$22,264	(3)	$1,342,248
President and Chairman
Stephen Vintz,	2007	$250,000	$—	$447,940	$256,250	$17,192	(4)	$971,382
Chief Financial Officer,	2006	$235,000	$—	$75,565	$126,644	$15,019	(5)	$452,228
Treasurer and Secretary
Robert Lentz,	2007	$200,000	$—	$328,020	$160,156	$21,619	(7)	$709,795
Chief Technology Officer	2006	$200,000	$—	$201,508	$110,125	$17,291	(8)	$528,924
and Director(6)
William Wagner,	2007	$225,000	$—	$373,545	$134,180	$6,884	(9)	$739,609
Chief Marketing Officer	2006	$99,519	$—	$168,863	$60,546	$26,000	(10)	$354,928
Norman Weissberg,	2007	$200,000	$—	$424,821	$219,063	$22,889	(11)	$866,773
Senior Vice President, North American Sales	2006	$165,000	$20,000	$106,382	$176,148	$15,032	(12)	$482,562

(1)	Amounts reported represent the compensation cost recognized by Vocus for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 2 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, without giving effect to estimated forfeitures.

(2)	Amount reported includes $5,943 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $20,609 for legal fees paid by Vocus related to the individual’s estate planning, $5,642 for personal travel paid for by Vocus, spousal attendance and other personal expenses paid by Vocus at company-related events, and $17,375 as a gross-up or other reimbursement for tax payments.

(3)	Amount reported includes $5,636 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $350 for life insurance premiums paid by Vocus on the individual’s behalf, $9,219 for legal fees paid by Vocus related to the individual’s estate planning, $229 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan, $990 for personal travel paid for by Vocus and $5,840 for spousal attendance and other personal expenses paid by Vocus at company-related events.

(4)	Amount reported includes $6,045 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $3,375 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan, $3,000 for personal travel paid for by Vocus and other personal expenses paid by Vocus at company-related events, and $4,772 as a gross-up or other reimbursement for tax payments.

(5)	Amount reported includes $5,738 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $3,631 for Vocus’ contributions to the individual’s accounts in Vocus’ 401k (k) plan and $5,650 for spousal attendance and other personal expenses paid by Vocus at company-related events.

(6)	Mr. Lentz resigned as an employee and executive officer of Vocus effective February 8, 2008.

(7)	Amount reported includes $5,943 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $3,387 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan, $5,642 for personal travel paid for by Vocus, spousal attendance and other personal expenses paid by Vocus at company-related events, and $6,647 as a gross-up or other reimbursement for tax payments.

(8)	Amount reported includes $5,636 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $350 for life insurance premiums paid by Vocus on the individual’s behalf, $3,226 for

Vocus’ contributions to the individual’s accounts in Vocus’ 401k (k) plan, $2,429 for personal travel paid by Vocus and $5,650 for spousal attendance and other personal expenses paid by Vocus at company-related events.

(9)	Amount reported includes $3,375 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan, $3,000 for personal travel paid for by Vocus and other personal expenses paid by Vocus at company-related events, and $509 as a gross-up or other reimbursement for tax payments.

(10)	Amount represents $25,000 for a relocation allowance paid by Vocus and $1,000 for personal expenses paid by Vocus at company-related events.

(11)	Amount reported includes $6,045 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $3,375 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan, $5,642 for personal travel paid for by Vocus, spousal attendance and other personal expenses paid by Vocus at company-related events, and $7,827 as a gross-up or other reimbursement for tax payments.

(12)	Amount reported includes $5,738 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $3,644 for Vocus’ contributions to the individual’s accounts in Vocus’ 401k (k) plan and $5,650 for spousal attendance and other personal expenses paid by Vocus at company-related events.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for the fiscal year ended December 31, 2007, certain information regarding incentive plan awards and options granted to the Named Executive Officers.

					All Other
					Option		Grant
					Awards:	Exercise	Date Fair
					Number of	or Base	Value of
		Estimated Future Payouts Under			Securities	Price of	Stock and
	Grant	Non-Equity Incentive Plan Awards(2)			Underlying	Option	Option
Name	Date	Threshold	Target	Maximum	Options(1)	Awards(3)	Awards(4)

Richard Rudman	N/A	$—	$400,000	$600,000	—	$—	$—
	1/31/2007	$—	$—	$—	215,000	$18.65	$2,232,779
Stephen Vintz	N/A	$—	$200,000	$300,000	—	$—	$—
	1/31/2007	$—	$—	$—	156,000	$18.65	$1,620,063
Robert Lentz	N/A	$—	$125,000	$187,500	—	$—	$—
	1/31/2007	$—	$—	$—	53,000	$18.65	$550,406
William Wagner	N/A	$—	$125,000	$187,500	—	$—	$—
Norman Weissberg	N/A	$—	$200,000	$300,000	—	$—	$—
	1/31/2007		$—	$—	113,000	$18.65	$1,173,507

(1)	The option award was granted under Vocus’ 2005 Stock Award Plan and was issued as part of each executive’s compensation. The option vests in four equal annual installments beginning on January 31, 2008.

(2)	Represents potential amounts payable under Vocus’ quarterly variable bonus program for 2007. Actual amounts paid based on 2007 performance are as set forth in the column titled “Non-equity Incentive Plan Compensation” in the Summary Compensation Table.

(3)	The exercise price of options granted in 2007 is equal to the closing price of Vocus’ stock on the applicable grant date, as reported on the NASDAQ Global Market.

(4)	The grant date fair value is computed in accordance with SFAS No. 123R, without giving effect to estimated forfeitures.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers at December 31, 2007:

	Option Awards
	Number of Securities	Number of Securities		Option	Option
	Underlying Unexercised	Underlying Unexercised		Exercise	Expiration
Name	Options — Exercisable	Options — Unexercisable		Price	Date

Richard Rudman	317,500	317,500	(1)	$9.00	12/6/2015
	—	215,000	(2)	$18.65	1/30/2017
Stephen Vintz	46,504	—		$2.46	1/8/2011
	10,000	10,000	(3)	$4.77	1/18/2015
	30,000	30,000	(1)	$9.00	12/6/2015
	—	156,000	(2)	$18.65	1/30/2017
Robert Lentz	80,000	80,000	(1)	$9.00	12/6/2015
	—	53,000	(2)	$18.65	1/30/2107
William Wagner	15,000	150,000	(4)	$13.10	7/20/2016
Norman Weissberg	—	—		$0.30	11/15/2009
	10,000	10,000	(3)	$4.77	1/18/2015
	25,000	25,000	(1)	$9.00	12/6/2015
	12,500	37,500	(5)	$12.91	7/12/2016
	—	113,000	(2)	$18.65	1/30/2017

(1)	The option awards become exercisable in two equal installments on December 6, 2008 and 2009.

(2)	The option awards become exercisable in four equal installments on January 31, 2008, 2009, 2010 and 2011.

(3)	The option awards become exercisable in two equal installments on January 18, 2008 and 2009.

(4)	The option awards become exercisable in three equal installments on July 20, 2008, 2009 and 2010.

(5)	The option awards become exercisable in four equal installments on July 12, 2008, 2009 and 2010.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth for the fiscal year ended December 31, 2007 certain information regarding options exercised by the Named Executive Officers:

	Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise

Richard Rudman	—	—
Stephen Vintz	30,000	$477,600	(1)
Robert Lentz	—	—
William Wagner	35,000	$543,347	(2)
Norman Weissberg	1,063	$27,431	(2)

(1)	The value realized is calculated by subtracting the exercise price from the public offering price net of underwriting discount from the sale to the public of Vocus’ common stock on April 5, 2007.

(2)	The value realized is calculated by subtracting the exercise price from the market value of a share of common stock on the NASDAQ Global Market on the date of exercise.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of the end of the most recently completed fiscal year with respect to compensation plans (including individual compensation arrangements) under which Vocus equity securities are authorized for issuance.

	Number of Securities	Weighted Average
	to be Issued Upon	Exercise Price of	Number of
	Exercise of Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Remaining Available
Plan Category	and Rights	and Rights	for Future Issuance

Equity compensation plans approved by security holders	3,351,363 (1)	$13.03	366,528 (2)
Equity compensation plans not approved by security holders	—		—

(1)	Amount includes 431,379 shares issuable upon the exercise of the outstanding stock options granted under the 1999 Stock Option Plan and 2,919,984 shares issuable upon the exercise of the outstanding stock options granted under the 2005 Stock Award Plan.

(2)	All shares available for future issuance are restricted to the 2005 Stock Award Plan. In January 2008, we increased the shares reserved for future issuance under the 2005 Stock Award Plan by 882,282.

EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

In December 2005, we entered into employment agreements with Messrs. Rudman, Vintz, Lentz and Weissberg. In July 2006, we entered into an employment agreement with Mr. Wagner. Each employment agreement has an initial term of three years, and will automatically renew for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended. In February 2008, Mr. Weissberg signed a new employment agreement that conformed his agreement to those of other executive officers and terminated his previous employment agreement. The employment agreement has an initial term of one year, and will automatically renew for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended.

Under these employment agreements, Mr. Rudman had an initial annual salary of $300,000, Mr. Vintz had an initial annual salary of $235,000, Mr. Lentz had an initial annual salary of $200,000, Mr. Wagner had an initial annual salary of $225,000 and Mr. Weissberg had an initial annual salary of $165,000. The initial annual salary received by each of Messrs. Rudman, Vintz, Lentz, Wagner and Weissberg is subject to annual review and potential increase by our Compensation Committee. In addition, each is eligible to receive a quarterly cash bonus, based upon the satisfaction of performance criteria established by our Compensation Committee. The quarterly minimum target bonus amounts for each, which would be paid if that quarter’s bonus plan targets are met, were initially $50,000 for Mr. Rudman, $28,750 for Mr. Vintz, $25,000 for Mr. Lentz, $31,250 for Mr. Wagner and $43,750 for Mr. Weissberg.

Each of these employment agreements provides for payments or other benefits upon the termination of the executive’s employment under specified circumstances and/or in the event of a change in control of Vocus, as described below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under our employment agreements with Messrs. Rudman, Vintz, Lentz and Wagner, if such executive’s employment is terminated by us without cause, or by the executive for good reason, the executive would be entitled to continue to receive his base salary and benefits for 12 months following the date of termination. During the severance period, any options, restricted stock or other equity awards received by these executives would also continue to vest in accordance with their original vesting schedules and would remain exercisable. The executive would also have the right to resign at any time during the one-year period beginning six months after a change of control of Vocus and receive the same severance benefits. If termination occurred following a change of control, we would also be obligated to make additional payments to these executives if they were to incur any excise taxes pursuant to Section 4999 of the Internal Revenue Code on account of the benefits and payments provided under the agreements. The additional payments would be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, the terminated executive would be able to retain from such additional payments an amount equal to the excise taxes that are imposed without regard to these additional payments. In addition, any options, restricted stock or other equity awards received from us by these executives would become fully exercisable upon a change of control.

Under our employment agreement with Mr. Weissberg, if such executive’s employment is terminated by us without cause, or by the executive for good reason, the executive would be entitled to continue to receive his base salary and benefits for six months following the date of termination. During the severance period, any options, restricted stock or other equity awards received by these executives would also continue to vest in accordance with their original vesting schedules and would remain exercisable. The executive would also have the right to resign at any time during the one-year period beginning six months after the change of control and receive the same severance benefits. In addition, if the termination of employment were to occur within the 12-month period following a change of control, a portion of any options, restricted stock or other equity awards received by these executives from us, in an amount equal to the greater of 50% of the number of shares subject to the equity award, less any options exercised pursuant to an applicable equity award, or the amount that would otherwise vest over the next year following the termination of employment, would become fully exercisable. In February 2008, Mr. Weissberg signed a new employment agreement that conformed his agreement to those of Messrs. Rudman, Vintz and Wagner.

The following tables describe the potential payments and benefits to which the Named Executive Officers would be entitled upon the happening of the following events: (i) termination of the executive’s employment by us without cause or by the executive for good reason, (ii) a change of control of Vocus (with no termination of employment), (iii) termination of the executive’s employment by us without cause or by the executive for good reason following a change of control of Vocus and (iv) voluntary termination of the executive’s employment by the executive during the one-year period beginning six months following a change of control. Calculations for this table are based on the following assumptions: (i) the triggering event took place on December 31, 2007 and (ii) the per share price of our common stock is $34.53, the closing price on December 31, 2007.

Termination of Employment Effective December 31, 2007 with No Change of Control

			Stock
	Severance	Benefits	Option	Gross Up	Total
	Cash	Cash	Cash	Payment	Cash
Name	Amount	Value	Amount	Amount	Payments

Richard Rudman	$350,000	$15,993	$4,906,438	$—	$5,272,431
Stephen Vintz	$250,000	$16,204	$1,151,070	$—	$1,417,274
Robert Lentz	$200,000	$15,993	$1,231,610	$—	$1,447,603
William Wagner	$225,000	$15,993	$1,071,500	$—	$1,312,493
Norman Weissberg	$100,000	$7,987	$867,660	$—	$975,647
Total	$1,125,000	$72,170	$9,228,278	$—	$10,425,448

Change in Control with No Termination of Employment

			Stock
	Severance	Benefits	Option	Gross Up	Total
	Cash	Cash	Cash	Payment	Cash
Name	Amount	Value	Amount	Amount	Payments

Richard Rudman	$—	$—	$11,519,975	$1,271,263	$12,791,238
Stephen Vintz	$—	$—	$3,540,780	$—	$3,540,780
Robert Lentz	$—	$—	$2,884,040	$—	$2,884,040
William Wagner	$—	$—	$3,214,500	$—	$3,214,500
Norman Weissberg	$—	$—	$959,550	$—	$959,550
Total	$—	$—	$22,118,845	$1,271,263	$23,390,108

Termination of Employment Following a Change of Control Effective December 31, 2007

			Stock
	Severance	Benefits	Option	Gross Up	Total
	Cash	Cash	Cash	Payment	Cash
Name	Amount	Value	Amount	Amount	Payments

Richard Rudman	$350,000	$15,993	$11,519,975	$1,465,514	$13,351,482
Stephen Vintz	$250,000	$16,204	$3,540,780	$427,848	$4,234,832
Robert Lentz	$200,000	$15,993	$2,884,040	$343,559	$3,443,592
William Wagner	$225,000	$15,993	$3,214,500	$398,081	$3,853,574
Norman Weissberg	$100,000	$7,987	$3,221,915	$—	$3,329,902
Total	$1,125,000	$72,170	$24,381,210	$2,635,002	$28,213,382

Change in Control with a Termination of Employment Effective July 1, 2008

			Stock
	Severance	Benefits	Option	Gross Up	Total
	Cash	Cash	Cash	Payment	Cash
Name	Amount	Value	Amount	Amount	Payments

Richard Rudman	$400,000	$16,374	$11,519,975	$1,492,253	$13,428,602
Stephen Vintz	$300,000	$16,590	$3,540,780	$454,591	$4,311,961
Robert Lentz(1)	$200,000	$16,374	$2,884,040	$343,760	$3,444,174
William Wagner	$225,000	$16,374	$3,214,500	$398,281	$3,854,155
Norman Weissberg(2)	$120,000	$8,175	$2,624,505	$—	$2,752,680
Total	$1,245,000	$73,887	$23,783,800	$2,688,885	$27,791,572

(1)	Mr. Lentz resigned from Vocus, Inc. effective February 8, 2008, and his employment agreement that provided for severance payments and continued benefits and equity award vesting terminated on February 8, 2008.

(2)	The amounts in this table were computed using Mr. Weissberg’s employment agreement in effect on December 31, 2007. Mr. Weissberg entered into a new employment agreement in February 2008 that terminated his original employment agreement.

CERTAIN RELATIONSHIPS

Other than the transactions described under the heading “Equity Compensation” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since January 1, 2007 there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. Those indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Procedures for Approval of Related Person Transactions

Our policy for the review and approval of transactions between us and related persons is set forth in the charter of our Audit Committee. Pursuant to the charter of our Audit Committee, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and approve all transactions or arrangements to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Additionally, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and make recommendations to the Board of Directors, or approve, any contracts or other transactions with current or former executive officers of Vocus, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by us.

OTHER INFORMATION

Beneficial Ownership of Principal Shareholders, Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on March 15, 2008, by (1) each director, director nominee, and named executive officer of our Company, (2) all directors and named executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock. Applicable percentage ownership in the following table is based on 18,358,531 shares of common stock outstanding as of March 15, 2008.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after March 15, 2008, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Shares	Percent of
	Beneficially	Common Stock
Name of Beneficial Owner	Owned	Outstanding

Executive Officers and Directors
Richard Rudman(1)	1,262,754	6.7%
Stephen Vintz(2)	175,435	*
Robert Lentz(3)	436,574	2.4%
William Wagner(4)	47,582	*
Norman Weissberg(5)	118,028	*
Kevin Burns(6)	211,991	1.2%
Gary Golding(7)	26,267	*
Ronald Kaiser(8)	51,505	*
Richard Moore(9)	48,556	*
All directors and officers as a group (9 persons)	2,378,692	12.4%
5% Stockholders
Next Century Growth Investors, LLC(10)	1,482,932	8.1%
Waddell & Reed Financial, Inc.(11)	962,578	5.2%

*	Less than 1% of the outstanding shares of common stock

(1)	Includes 371,250 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2008.

(2)	Includes 130,504 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2008.

(3)	Includes 93,250 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2008.

(4)	Includes 15,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2008.

(5)	Includes 70,750 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2008.

(6)	Includes 180,240 shares held by Lazard Technology Partners II LP. Lazard Alternative Investments LLC is the nominee for Lazard Technology Partners II LP. Mr. Burns, one of our directors, is a managing principal of LTP II GenPar LLC, the general partner of LTP II LP, which is the general partner of Lazard Technology Partners II LP and Lazard Alternative Investments LLC, nominee for Lazard Technology Partners II LP. Mr. Burns disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Burns shares voting and dispositive authority over the shares held by Lazard Technology Partners II LP with Russell E. Planitzer, a managing principal of LTP II GenPar LLC. The principal address of Lazard Technology Partners II LP is 5335 Wisconsin Avenue, N.W., Suite 440, Washington, DC 20015.

(7)	Includes 21,333 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2008. Includes 1,157 shares held by Edison Venture Fund IV, L.P. Mr. Golding is a partner of Edison Partners IV, L.P., the general partner of Edison Venture Fund IV, L.P. Mr. Golding disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Golding shares voting and dispositive authority over the shares held by Edison Venture Fund IV, L.P. with John Martinson, Joe Allegra and Ross Martinson, each a partner of Edison Partners IV, L.P. The principal address of Edison Venture Fund IV, L.P. is 1009 Lenox Drive #4, Lawrenceville, NJ 08648.

(8)	Includes 48,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2008.

(9)	Includes 14,666 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2008.

(10)	Based on information contained in a Schedule 13G filed by Next Century Growth Investors, LLC, Thomas L. Press and Donald M. Longlet on February 14, 2008, Next Century Growth Investors, LLC and Messrs. Press and Longlet have sole power to vote or to direct the vote of 1,482,932 of the shares of our common stock and sole power to dispose or direct the disposition of 1,482,932 of the shares of our common stock. Messrs. Press and Longlet disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. Pursuant to the Schedule 13G, Mr. Press is the Director, Chairman and Chief Executive Officer of Next Century Growth Investors, LLC, beneficially owns in excess of 25% of its outstanding voting securities, and may be deemed to have voting and/or investment power with respect to these shares. Pursuant to the Schedule 13G, Mr. Longlet is the Director and President of Next Century Growth Investors, LLC, and may be deemed to have voting and/or investment power with respect to these shares. The beneficial owner’s address is 5500 Wayzata Blvd., Suite 1275, Minneapolis, MN 55416.

(11)	Based on information contained in a Schedule 13G filed by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., and Waddell & Reed Investment Management Company on February 1, 2008, each of the filing entities have sole power to vote or to direct the vote of 962,578 of the shares of our common stock and sole power to dispose or direct the disposition of 962,578 of the shares of our common stock. The beneficial owner’s address is 6300 Lamar Avenue, Overland Park, KS 66202.

Compensation Committee Interlocks and Insider Participation

As noted above, during 2007 the Compensation Committee of the Board of Directors consisted of Messrs. Burns, Golding, Kaiser and, until his resignation from the Board in October 2007, Bronfein. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

During 2007, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Our officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our directors and officers based on the information provided by them.

Based solely on review of this information, we believe that, during the 2007 fiscal year, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except for a Form 4 for Mr. Burns to report the exercise of stock options that occurred on November 1, 2007 that was reported on November 8, 2007 due to administrative error.

INCORPORATED BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in those sections shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: April 18, 2008

0 VOCUS, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Richard Rudman and Stephen Vintz as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Vocus, Inc. held of record by the undersigned on March 28, 2008, at the Annual Meeting of Stockholders to be held at the Bethesda Marriott Hotel located at 5151 Pooks Hill Road, Bethesda, Maryland, on May 22, 2008, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF VOCUS, INC. May 22, 2008 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330000000000000000 9 052208 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: 2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our company NOMINEES: for the fiscal year ending December 31, 2008. FOR ALL NOMINEES O Kevin Burns O Ronald Kaiser 3. In their discretion, the proxies are authorized to vote upon such other business O Richard Rudman WITHHOLD AUTHORITY as may properly come before the meeting. FOR ALL NOMINEES FOR ALL EXCEPT This proxy is solicited on behalf of the Board of Directors of the Company. (See instructions below) This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposal 2. FOR AGAINST ABSTAIN INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF VOCUS, INC. May 22, 2008 PROXY VOTING INSTRUCTIONS MAIL -Date, sign and mail your proxy card in the envelope provided as soon as possible. -OR INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. -OR IN PERSON -You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 20330000000000000000 9 052208 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: O Kevin Burns O Ronald Kaiser O Richard Rudman FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: 2. 3. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: FOR AGAINST ABSTAIN Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our company for the fiscal year ending December 31, 2008. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposal 2. Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.